Exhibit 99.1

Medifast, Inc. Announces First Quarter 2021 Financial Results

BALTIMORE— May 4, 2021 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, today reported results for the first quarter ended March 31, 2021.

First Quarter 2021 Highlights Compared to the Prior-Year Period

•	Revenue increased 90.9% to $340.7 million
•	61.0% growth in active earning OPTAVIA Coaches to a record level of 52,500
•	Revenue per active earning OPTAVIA Coach increased 21.0% to $6,454
•	Net income increased 122.2% to $41.1 million
•	Earnings per diluted share (“EPS”) of $3.46, an increase of 121.8%

“This has been an exceptional quarter of growth and productivity, reflecting the outstanding abilities of both our independent OPTAVIA Coaches and our employees,” said Dan Chard, Chairman and Chief Executive Officer of Medifast.  “We now have a record 52,500 OPTAVIA Coaches who are achieving new productivity highs by leveraging technology to support Clients and support new OPTAVIA Coaches. These technologies include our own app-based platforms as well as social media channels and field-led training platforms. Consumer interest in health and wellness remains high, and the strength of the OPTAVIA coach-based model and its role in transforming lives has continued to attract robust numbers of new Clients. By harnessing demand and leveraging our organizational capabilities, we have amplified revenue and earnings growth to record levels. We’re continuing to build infrastructure to capitalize further on future growth opportunities, while also maintaining a strong balance sheet and prioritizing capital allocation to drive long-term stockholder value.”

First Quarter 2021 Results

First quarter revenue increased 90.9% to $340.7 million from revenue of $178.5 million for the first quarter of 2020. OPTAVIA-branded products represented 88.9% of consumable units sold for the first quarter compared to 79.0% for the same period a year ago. Consistent with business and brand strategy, the company decided to sunset the Medifast-branded product line by the end of the second quarter of 2021.

The total number of active earning OPTAVIA Coaches increased 61.0% to 52,500 compared to 32,600 for the first quarter of 2020. The average revenue per active earning OPTAVIA Coach was $6,454 compared to $5,333 for the first quarter last year, an increase of 21.0%.

Gross profit increased 83.8% to $248.5 million from $135.2 million for the first quarter of 2020. The company’s gross profit as a percentage of revenue was 73.0% compared to 75.8% in the first quarter of 2020. The decrease in gross profit as a percentage of revenue was due to the acceleration of demand in OPTAVIA-branded products that led to the increase in the company’s use of co-manufacturers and the increased need to provide expedited shipments of our products to keep customer experience at acceptable levels in advance of our fulfillment capacity being fully on-line, both of these items increased costs. Additionally, gross profit as a percentage of revenue decreased due to inventory write-offs related to the sunset of Medifast-branded product line.

Selling, general, and administrative expenses (“SG&A”) increased 75.2% to $195.7 million compared to $111.7 million for the first quarter of 2020, primarily due to higher OPTAVIA commission expense, increased salaries and benefits related expenses for employees and increased credit card fees stemming from higher sales. SG&A as a percentage of revenue decreased 510 basis points year-over-year to 57.5% of revenue.

Income from operations increased $29.3 million to $52.8 million from $23.5 million in the prior-year period reflecting higher sales and gross profit and a reduction in the SG&A expense as a percentage of revenue. Income from operations as a percentage of revenue was 15.5% for the quarter, an increase of 230 basis points from the year-ago period.

The effective tax rate was 22.3% for the first quarter of 2021 compared to 21.8% in the prior-year period. The slight increase in the effective tax rate was primarily driven by an increase in the state income tax rate and limitations on the deductibility of officer compensation offset by an increase in the tax benefit of stock compensation.

First quarter net income was $41.1 million, or $3.46 per diluted share, based on approximately 11.9 million shares of common stock outstanding. In the first quarter of 2020, net income was $18.5 million, or $1.56 per diluted share, based on approximately 11.8 million shares of common stock outstanding.

Balance Sheet

The company’s balance sheet remains strong with cash, cash equivalents and investment securities of $212.9 million as of March 31, 2021 compared to $174.5 million at December 31, 2020. As of March 31, 2021, the company remained free of interest-bearing debt. On April 13, 2021, the company entered into a credit agreement that provides for a $125.0 million senior secured revolving credit facility with a $20.0 million letter of credit sublimit. The credit agreement also provides for an uncommitted incremental facility that permits the company, subject to certain conditions, to increase the senior secured revolving credit facility by up to $100.0 million. As of May 4, 2021, no amounts have been borrowed under the credit agreement.

The company declared and paid a quarterly cash dividend of $13.4 million, or $1.13 per share, on February 5, 2021. On March 18, 2021, the Company declared an approximately 26.0% increase in the quarterly dividend to $1.42 per share payable on May 6, 2021. Also during the first quarter of 2021, the company used $7.5 million to repurchase shares of common stock and there are approximately 2.3 million shares remaining under the company’s stock repurchase program.

Outlook

The Company expects full-year 2021 revenue to be in the range of $1.4 billion to $1.475 billion and full-year 2021 EPS to be in the range of $12.69 to $14.14. The full-year 2021 earnings guidance assumes a 23.0% to 24.0% effective tax rate.

Conference Call Information

The conference call is scheduled for today, Tuesday, May 4, 2021 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com or directly at https://www.webcaster4.com/Webcast/Page/1029/40898, and will be archived online through May 18, 2021. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, May 4, 2021, through May 11, 2021. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10155280.

About Medifast®:

Medifast (NYSE: MED) is the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers scientifically developed products, clinically proven plans and the support of Coaches and a Community to help Clients achieve Lifelong Transformation, One Healthy Habit at a Time®. Based on nearly 40 years of experience, Medifast has redefined direct selling by combining the best aspects of the model. Its community of thousands of independent OPTAVIA Coaches teach Clients how to develop holistic healthy habits through the proprietary Habits of Health® Transformational System. Medifast is traded on the New York Stock Exchange and ranked second on FORTUNE's 100 Fastest-Growing Companies list in 2020. The company was also named to Forbes' 100 Most Trustworthy Companies in America list in 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," “anticipate,” “expects” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, risks associated with Medifast’s direct-to-consumer business model, the impact of rapid growth on Medifast’s systems, disruptions in Medifast’s supply chain, Medifast’s inability to continue to develop new services and products, effectiveness of Medifast’s advertising and marketing programs, including use of social media by independent OPTAVIA Coaches, Medifast’s inability to maintain and grow the network of independent OPTAVIA Coaches, the departure of one or more key personnel, Medifast’s inability to protect against online security risks, to protect its brand, to protect against product liability claims, Medifast’s planned growth into domestic and international markets, adverse publicity associated with Medifast’s products or business units, Medifast’s inability to continue declaring dividends, fluctuations of Medifast’s common stock market price, the impact of the COVID-19 pandemic on Medifast’s results, the severity, length and ultimate impact of the COVID-19 pandemic on people and economies, increases in competition, litigation, consequences of other geopolitical events, natural disasters, acts of war, or climate change, activist investors, regulatory changes, market conditions and resulting impact on consumer spending, and a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.

Reed Anderson

InvestorRelations@medifastinc.com

(800) 763-9953

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(U.S. dollars in thousands, except per share amounts & dividend data)

	Three months ended March 31,
	2021	2020
Revenue	$340,669	$178,461
Cost of sales	92,122	43,221
Gross profit	248,547	135,240

Selling, general, and administrative	195,748	111,707

Income from operations	52,799	23,533

Other income
Interest income, net	23	110
Other income (expense)	19	(19)
	42	91

Income from operations before income taxes	52,841	23,624

Provision for income taxes	11,778	5,147

Net income	$41,063	$18,477

Earnings per share - basic	$3.49	$1.57

Earnings per share - diluted	$3.46	$1.56

Weighted average shares outstanding
Basic	11,772	11,772
Diluted	11,881	11,824

Cash dividends declared per share	$1.42	$1.13

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(U.S. dollars in thousands, except par value)

	March 31,	December 31,
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$206,031	$163,723
Accounts receivable-net of doubtful accounts of $383 and $219 at March 31, 2021 and December 31, 2020, respectively	88	584
Inventories	62,234	53,392
Investment securities	6,883	10,752
Prepaid expenses and other current assets	6,625	5,863
Total current assets	281,861	234,314

Property, plant and equipment - net of accumulated depreciation	31,107	27,633
Right-of-use assets	9,623	10,508
Other assets	3,112	2,937
Deferred tax assets	692	692
TOTAL ASSETS	$326,395	$276,084

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$141,250	$107,677
Current lease obligations	3,651	3,673
Total current liabilities	144,901	111,350

Lease obligations, net of current lease obligations	6,603	7,488
Total liabilities	151,504	118,838

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized; 11,839 and 11,822 issued and 11,761 and 11,772 outstanding at March 31, 2021 and December 31, 2020, respectively	12	12
Additional paid-in capital	8,714	7,842
Accumulated other comprehensive income	103	41
Retained earnings	178,562	154,351
Less: treasury stock at cost, 76 and 46 shares at March 31, 2021 and December 31, 2020, respectively	(12,500)	(5,000)
Total stockholders' equity	174,891	157,246

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$326,395	$276,084